Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR SECOND QUARTER AND FIRST HALF OF 2003

Year-to-Date Net Income Ahead of First Half 2002

DALLAS, Texas, August 5, 2003 — Trammell Crow Company (NYSE:TCC), one of the nation’s largest diversified commercial real estate services companies, today announced its financial results for the quarter and six months ended June 30, 2003.

Consolidated Results

Diluted earnings per share for the second quarter of 2003 were $0.08, in line with expectations.  For the second quarter of the prior year, the company reported diluted earnings per share of $0.10.  For the second quarter of 2003, revenues totaled $169.1 million, compared with revenues of $178.7 million for the corresponding quarter of 2002.   Net income and EBITDA for the second quarter of 2003 were $3.1 million and $12.5 million, respectively, compared with net income and EBITDA of $3.7 million and $14.1 million, respectively, for the second quarter of 2002.

For the six months ended June 30, 2003, the Company reported diluted earnings per share of $0.11, flat with the comparable period of the prior year.  Net income for the first half of 2003 was $4.2 million, up from net income of $3.9 million for the first half of 2002, while

2003 first half revenues were $329.7 million, down from revenues of $350.7 million in the first half of 2002.  EBITDA for the first half of 2003 was $21.2 million, down slightly from EBITDA of $21.5 million for the first half of 2002.

Commenting on the reported results, Robert Sulentic, the company’s Chairman and Chief Executive Officer, noted, “Based on the anticipated timing of transactions, we expected to be somewhat behind last year’s earnings pace at this point in the year, so we are encouraged by the fact that we have basically matched last year’s earnings through six months.”

Segment Results — Global Services

Global Services segment income before income taxes increased from $4.0 million in the second quarter of 2002 to $5.1 million in the second quarter of 2003, and Global Services EBITDA increased from $9.1 million in 2002’s second quarter to $10.2 million in the second quarter of 2003.  Revenues for the Global Services segment were essentially flat at $161.6 million in the second quarter of 2002 and $161.4 million in the second quarter of 2003.

For the first half of 2003, Global Services income before income taxes was $7.4 million, up substantially from 2002 first half income before income taxes of $3.5 million, despite a decline in first half segment revenues from $319.5 million in 2002 to $308.6 million in 2003.  Global Services 2003 first half EBITDA was $17.0 million, up from 2002 first half EBITDA of $13.5 million.

Commenting on the segment’s first half performance, Mr. Sulentic noted, “There are a number of things about the performance of the Global Services business for the first half of the year that I find to be very positive:

•                  First, of course, earnings were up substantially;

•                  Our corporate advisory services revenues were up nicely — we had targeted growth here, and we’re making it happen; and

•                  Total segment revenues are down only 3.4%.  With all the business we shed in 2002, which we discussed extensively at that time, this is a very good outcome.”

Segment Results — Development & Investment

Development and Investment segment income before income taxes declined from $2.7 million for the second quarter of 2002 to $0.4 million for the second quarter of 2003.  Development and Investment revenues — which exclude income from investments in unconsolidated subsidiaries — declined from $17.2 million in the second quarter of 2002 to $7.7 million for the second quarter of 2003.  Development and Investment segment pre-tax income from investments in unconsolidated subsidiaries increased from $4.1 million for the second quarter of 2002 to $5.9 million for the second quarter of 2003.

For the first half of 2003, Development and Investment income before income taxes declined to $0.1 million from the $3.5 million reported for the first half of 2002.  Segment revenues for the first half of 2003 were $21.0 million, down from $31.1 million for the first half of 2002.  Development and Investment segment pre-tax income from investments in unconsolidated subsidiaries increased, however, from $6.0 million for the first half of 2002 to $7.2 million for the first half of 2003.

With regard to the segment’s first half performance, Mr. Sulentic noted, “As expected, we are seeing diminished results from the Development and Investment segment this year.  This is due to the continued burn-off of the large inventory of activity left over from the hot market of the late ‘90’s and limited new activity as a result of weak market fundamentals — including higher vacancy rates and declining rental rates.  At the current time, we are appropriately focused on (i) closing out projects in progress in such a way as to achieve the best possible results for our capital partners (and in the process we are repatriating TCC’s invested capital); (ii) controlling costs and mitigating risk in an effort to optimize short-term results; (iii) keeping our team and capital relationships intact in anticipation of a rebound in activity levels; and (iv) mining new opportunities, particularly in the areas of healthcare and higher education, which have proven to have less cyclical development activity over time.  We are making progress on all these fronts.”

Balance Sheet Commentary

Cash and cash equivalents at June 30, 2003, were $59.2 million, down $10.7 million for the quarter.  During the quarter, the company spent $10.4 million on the repurchase of shares, reduced its line of credit borrowings by an additional $5.0 million (to $10.0 million at quarter-end) and increased its total equity in real estate by approximately $4.8 million.  Unused borrowing capacity under the company’s line of credit exceeded $120.0 million at June 30, 2003.

With regard to the company’s financial condition, Mr. Sulentic noted, “We are very pleased with our cash position, level of indebtedness and financial capacity.  We look forward to the opportunity to leverage our financial and other resources to produce a strong rebound in earnings at the point when favorable conditions return and activity levels increase.”

Outlook

Commenting on the outlook for the remainder of 2003 and beyond, Mr. Sulentic stated, “We are continuing to execute on our 2003 plan in a market that has shown little if any improvement.  This is what we expected, and the initiatives we are focused on are appropriate for these times.  We are in fact making nice progress hiring new talent that is increasingly available at this point in the cycle, and we are receiving strong feedback from our customers that our focus on customer service is paying off.  Our efforts to grow our business in the less cyclical areas of healthcare and higher education are progressing nicely.

“As noted, we are actively pursuing new hires in anticipation of a return to increased activity levels, and this is clearly impacting results in certain markets.  The hiring of new producers generally creates a drag on current period profitability, as the new producers build an inventory of business over a period of time while the company immediately begins absorbing related costs.  Nonetheless, we continue to target diluted earnings per share for 2003 10% to 20% in excess of 2002’s diluted EPS of $0.45.  For the third quarter, we are targeting earnings per share shy of but approaching the $0.10 reported last year.  In the third quarter, we would expect Global Services’ contributions to predominate again, as most of our significant Development and Investment transactions scheduled to close throughout the remainder of this year are currently expected to close in the fourth quarter.

“The benefits derived from a diversified service business are evident in the shifting contributions of our segments over time.  Last year, as our Global Services results were adversely impacted by our addressing certain contract and operational issues, our Development and Investment segment made contributions to profit that exceeded our original expectations.  This year, as we are impacted by the late cycle slow down in Development and Investment, Global Services’ profit contribution is beginning to pick back up.  The same holds true for contributions within the segments.  During certain periods, our results are buoyed by corporate (user) customer activity and in others by the activity of our institutional (investor) customers.  History has shown that during a significant portion of the cycle, we enjoy favorable conditions for substantially all parts of our business.  We view our mission at this point in the cycle to be poised both operationally and financially to produce strong results when those conditions return.”

At 11:00 a.m., Eastern Daylight Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s second quarter results.  The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through August 12.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. In offices throughout the United States and Canada, Trammell Crow Company is organized to deliver building management, brokerage, project management, and development and investment services through its Global Services Group and Development & Investment Group to both investors in and users of commercial real estate.  The company delivers services in Europe and Asia through its strategic alliance with Savills plc, a leading property services company based in the United Kingdom, and the jointly owned outsourcing company Trammell Crow Savills Limited.  In addition, the company has offices in Chile, Argentina, Brazil and Mexico.   Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “forecast,” “will,” “expect,” “envision,” “project,” “budget,” “target,” “estimate,” “should,” “intend,” “foresee” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the timing of individual transactions, (ii) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale, (iii) the ability of the company to compete effectively in the international arena, (iv) the ability of the company to attract new corporate and institutional customers, (v) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (vi) the company’s ability to continue to pursue its growth strategy, (vii) the company’s ability to compete in highly competitive national and local business lines and (viii) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including the cost and availability of capital for investment in real estate and customers’ willingness to make real estate commitments) and the effect of government regulation on the conduct of the company’s business.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under the heading “Risk-Factors” in “Item 1. Business” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

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